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                                                                   Exhibit 4.3

                            STOCK PURCHASE AGREEMENT



     This Stock Purchase Agreement (the "Agreement") is dated this 11th day of December, 1996, by and between Grubb & Ellis Company, a Delaware corporation (the "Company"), and Mike Kojaian, Kenneth J. Kojaian and C. Michael Kojaian, all of whom are residents of the State of Michigan (collectively, the "Purchasers").

     RECITAL:

          The Company desires to sell to Mike Kojaian, to Kenneth J. Kojaian and to C. Michael Kojaian, 833,334, 833,333 and 833,333 shares, respectively, of the Company's Common Stock, $0.01 par value per share (the "Purchased Shares"), for a purchase price of $4.00 per Purchased Share, on the terms and subject to the conditions set forth herein.

     In consideration of the foregoing, the Purchasers and the Company agree as follows:

I.   PURCHASE OF PURCHASED SHARES

     At the Closing (as described in Section V(A) of this Agreement), and subject to the conditions set forth in Section V(B) and V(C) of this Agreement, the Purchasers shall severally purchase the following number of Purchased Shares from the Company: Mike Kojaian - 833,334; Kenneth J. Kojaian - 833,333; and C. Michael Kojaian 833,333; each at a purchase price of $4.00 per Purchased Share. Such purchase price shall be paid by wire transfer in immediately available funds to a bank account designated by the Company.

II.  PURCHASER ACKNOWLEDGMENTS

     A. Each Purchaser understands and acknowledges that: (i) no federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Purchased Shares; (ii) the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or, any applicable state securities laws, are being offered and sold to the Purchasers pursuant to an exemption from such registration laws, and the Purchased Shares cannot be sold by the Purchasers, or any of them, unless subsequently registered under the Securities Act and such state laws or, in the opinion of counsel for the Company, an exemption from such registration is available; (iii) except for the Registration Rights Agreement described in Section V(B) below, such registration under the Securities Act and such state laws is unlikely at any time in the future; and (iv) except


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for the Registration Rights Agreement described in Section V(B) below, the
Company is not obligated to file a registration statement under the Securities Act.

     B. Each Purchaser (i) is acquiring the Purchased Shares for investment for his own account and not with a view to distribution or resale, (ii) has not subdivided the Purchased Shares with, nor is he holding all or any portion of the Purchased Shares, for any other person, (iii) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Shares, (iv) agrees not to sell, hypothecate or otherwise dispose of all or any of the Purchased Shares unless the Purchased Shares have been registered under the Securities Act and applicable state securities laws or, in the opinion of counsel for the Company, an exemption from the registration requirements of the Securities Act and such state laws is available, and (v) does not currently own any Common Stock of the Company.

     C. The Company has made available to the Purchasers and/or their professional advisers all documents that they have requested relating to an investment in the Company and has provided satisfactory answers to all of their questions concerning the business, management and financial affairs of the Company, the offering and an investment in the Company. The Purchasers understand that such discussions, as well as written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description. The Purchasers have visited, or have had the opportunity to visit, the Company's facilities.

     D. Each Purchaser recognizes that an investment in the Company involves a high degree of risk, and he has taken full cognizance of and understands all of the risk factors related to an investment in the Purchased Shares. Each Purchaser understands that he may lose his entire investment in the Purchased Shares.

     E. Each Purchaser understands and acknowledges that the Company is relying on representations, warranties and agreements made by the Purchasers to the Company herein and, thus, each Purchaser hereby agrees to indemnify and hold each of the Company and the directors, officers, shareholders, affiliates, agents, attorneys and employees of the Company harmless against any and all loss, damage, liability or expense, including reasonable attorneys' fees, which they or any of them may suffer, sustain or incur by reason of or in connection with any misrepresentation or breach of warranty or agreement made by or default of the Purchasers under this Stock Purchase Agreement, or in connection with the sale or distribution by the Purchasers of the Purchased Shares.

     F. Purchasers agree that, to the extent permitted by law, (i) the obligations imposed on Purchasers and the Company in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach of this Stock Purchase Agreement by Purchasers or the Company, damages alone would not be an adequate


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remedy; and (ii) if Purchasers or the Company breach this contract, the non-
breaching party shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it or he may be entitled at law or in equity, without posting any bond.

     G. Each Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement without registration under the Securities Act subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, and the resale occurring not less than two years after a party has purchased and paid for the securities to be sold.


III. ACCREDITATION

     A. Each Purchaser hereby acknowledges that he is an "accredited investor" as that term is defined in Rule 501 promulgated pursuant to the Securities Act in that such Purchaser is a natural person and either (i) his individual net worth, or joint net worth with his spouse, exceeds $1,000,000, or (ii) he had individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and he has a reasonable expectation of reaching the same income level in the current year.

     B. Each Purchaser further represents that (i) his overall commitment to investments which are not readily marketable is not disproportionate to his net worth, and his investment in the Purchased Shares will not cause such overall commitment to become excessive; (ii) he has adequate net worth and means of providing for his current needs and to sustain a complete loss of investment in the Purchased Shares, and he has no need for liquidity in his investment in the Purchased Shares; (iii) he has such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that he is capable of evaluating the merits and risks of an investment in the Company; and (iv) he has evaluated and understands the risks and terms of investment in the Purchased Shares.

     C. The execution, delivery and performance by each Purchaser of this Purchase Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of or constitute a default under, any provision of federal or state law to which such Purchaser is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which such Purchaser is a party or by which he is bound.


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IV.  COMPANY REPRESENTATIONS

     The Company hereby represents and warrants to the Purchasers as of the date hereof and as of the date of Closing as follows:

     A.   Corporate Organization and Authority.  The Company:

          (i) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware;

          (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted and possesses all business licenses, franchises, rights and privileges material to the conduct of its business; and

          (iii) is qualified as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

     B.   Capitalization

          (i) As of December 9, 1996, the authorized and outstanding capital stock of the Company consists of:

                 (a) Preferred Stock. 1,000,000 shares of Preferred Stock authorized, of which 8,894 shares of Series A Senior Preferred Stock are outstanding, 128,266 shares of Series B Senior Preferred Stock are outstanding, and 150,000 shares of Junior Convertible Preferred Stock are outstanding.

                 (b) Common Stock. 25,000,000 shares of Common Stock authorized, of which 8,935,810 shares are issued and outstanding. All such issued and outstanding shares of Common Stock have been duly and validly issued (including, without limitation, issued in compliance with the applicable federal and state securities laws), have been approved for listing on the New York Stock Exchange and are fully paid and nonassessable.

          (ii) Other Securities. In addition to the Common Stock, as of December 9, 1996, the Company had outstanding warrants and options to purchase 3,165,909 shares of the Company's Common Stock. All such issued and outstanding warrants and options have been duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws).


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          (iii)  Schedule IV B(iii) attached hereto contains a list of Company benefit plans pursuant to which the Company may be obligated to issue Common Stock or options to purchase Common Stock in the Company.

     C. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement, and for the issuance and delivery of the Purchased Shares has been taken, and this Agreement constitutes a legally binding, valid obligation of the Company enforceable in accordance with its terms.

     D. Validity of the Securities. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws assuming the accuracy of the Purchasers' representations herein), fully-paid, nonassessable, and neither the Company nor the holder thereof shall be subject to any preemptive or similar right with respect thereto.

     E. No Conflict with other Instruments. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's certificate of incorporation or by-laws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any lease, instrument, contract, obligation or commitment to which the Company is a party or by which it is bound; or (iv) any law, statute, rule or governmental regulation applicable to the Company, except in the case of clauses (ii), (iii) and (iv) for any such violation, conflict or default which would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole or prevent the Company from performing its obligations under this Agreement in any material respect.

     F. Securities Act. Subject to the accuracy of the Purchasers' representations herein, the offer, sale and issuance of the Purchased Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

     G. Registration Rights. Except for registration rights set forth in the Registration Rights Agreement defined in Section V(B), at the Closing the Company will be under no contractual obligation to register under the Securities Act any of its presently outstanding securities.

V.   CLOSING AND CONDITIONS TO CLOSING

     A. The closing of the purchase and sale of the Purchased Shares shall take place at the offices of Grubb & Ellis Company, 10275 W. Higgins Road, Rosemont, IL 60018, on December 11, 1996, at 10:00 a.m. or at such other place and time as the



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Company and the Purchasers mutually agree (which date, time and place are designated the "Closing"). At the Closing, the Purchasers, and each of them, shall pay the purchase price as specified in Article I and the Company shall thereafter promptly issue to the Purchasers certificates registered in the Purchasers' respective names representing the Purchased Shares, which will contain appropriate restrictive legends. From time to time following the closing, the Company will remove such restrictive legends upon request of a Purchaser; provided that the restrictions described in such legends are no longer applicable and the Purchaser has provided the Company with an opinion of counsel satisfactory to the Company that the conditions to the termination of such restrictions have been met.

     B. The Purchasers' obligation to purchase the Purchased Shares shall be subject to the occurrence of the following at or prior to the Closing:

          (i) Warburg, Pincus Investors, L.P. ("Warburg"), Joe F. Hanauer ("Hanauer"), The Purchasers and the Company shall have entered into the Registration Rights Agreement dated December 11, 1996, attached hereto as Exhibit A.

          (ii) C. Michael Kojaian shall have been elected to the Board of Directors of the Company (subject to his re-election by an annual vote of the stockholders as early as May, 1997).

          (iii) Hanauer and Warburg shall have converted any and all of their respective shares of Series A Senior Preferred Stock and Series B Senior Preferred Stock into shares of Common Stock of the Company. The Company shall have notified Warburg that it intends to acquire and cancel approximately 130,233 shares of Junior Preferred Stock of the Company held by Warburg, or its assignee, and the Company or Warburg shall have requested The Prudential Insurance Company of America ("Prudential") to convert its remaining 19,767 shares of Junior Preferred Stock into Common Stock pursuant to an agreement between Warburg and Prudential dated October 21, 1996 whereby Prudential agreed to convert its Junior Preferred Stock into Common Stock at such time as it is notified that Warburg has converted its Senior Preferred Stock into Common Stock.

          (iv)   The representations and warranties of the Company contained in
Article IV shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

          (v) The Company shall have complied with all state securities or Blue Sky laws applicable to the offer and sale of the Purchased Shares to the Purchasers.

          (vi) All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents relating to such transactions shall be reasonably satisfactory to the Purchasers and their counsel. The Company shall have delivered to the Purchasers a certificate dated as of the


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Closing, signed by the Company's President, certifying that the conditions set forth in Article V. B. (ii)-(viii) have been satisfied.

          (vii)  Each Purchaser shall have received the following:

                 (a) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and the other documents and instruments to be delivered pursuant hereto; and

                 (b) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Purchasers or their counsel may reasonably request.

          (viii) Each Purchaser shall receive a copy of the opinions of counsel for the Company, which are delivered to the New York Stock Exchange in connection with this transaction, which Purchasers may rely on.

     C. The Company's obligation to sell the Purchased Shares to the Purchasers shall be subject to the occurrence of the following at or prior to the Closing:

          (i) The representations and warranties of the Purchasers contained in this Agreement shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

          (ii) Purchasers shall have complied with all state securities or Blue Sky laws applicable to the offer and sale of the Purchased Shares to the Purchasers.

          (iii) All individual and legal proceedings taken by the Purchasers in connection with the transactions contemplated by this Agreement and all documents relating to such transactions shall be reasonably satisfactory to the Company and its counsel. The Purchasers shall have delivered to the Company a certificate dated as of the Closing, certifying that the conditions set forth in
Article V. C. (i)-(iv) have been satisfied.

          (iv) The Company shall have received such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

          (v) The Company shall have received from Houlihan, Lokey, Howard & Zukin, customary solvency and fairness opinions, dated approximately the date of this Agreement, in connection with the transactions among Hanauer, Warburg, the Purchasers and the Company.


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VI.  MISCELLANEOUS

     A. The provisions of this Agreement shall survive the issuance of the Purchased Shares and continue in full force and effect.

     B. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions. This Agreement and the rights, powers and duties set forth herein shall be binding upon the Purchasers, and each of them, and their respective successors and assigns and shall inure to the benefit of the Company, and its successors and assigns. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof. The unsuccessful party in any dispute arising out of or related to this Agreement shall pay the costs, expenses and reasonable attorneys' fees of the successful party.

     C. Neither the Company nor the Purchasers have engaged any brokers, finders or agents, and neither party will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

     D.   After the conversion of Preferred Stock into Common Stock pursuant to
Section V(B) above, there would be one class of Company stock outstanding. However, the Company preserves its right to issue, from time to time, in one or more series, Preferred Stock or other equity securities of the Company pursuant to its Restated Certification of Incorporation, as may be amended from time to time.

     E. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or by facsimile with electronic confirmation, as follows:

     (a)  If to the Company:

          Grubb & Ellis Company
          10275 W. Higgins Road
          Suite 300
          Rosemont, IL  60018
          Attention:  General Counsel

          facsimile number:  (847) 390-8718


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(b)  If to the Purchasers:

          c/o Kojaian Management Corporation
          26600 Telegraph Road, Suite 450
          Southfield, MI 48034-5300
          Attention:  C. Michael Kojaian

          facsimile number: (810) 827-7550

or to such other address or attention of such other person as either party shall advise the other party in writing. All notices and other communications given pursuant to this Agreement shall be deemed to have been given on the date of receipt.

     F. Following the Closing, the Company shall acquire and cancel approximately 130,233 shares of Junior Preferred Stock of the Company held by Warburg, or its assignee.

     G. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement this
11 day of December, 1996.



 /s/  Mike Kojaian
---------------------------------
     Mike Kojaian

 /s/ Kenneth J. Kojaian
---------------------------------       GRUBB & ELLIS COMPANY
     Kenneth J. Kojaian

 /s/ C. Michael Kojaian
---------------------------------       By: /s/ Robert J. Walner
     C. Michael Kojaian                    ---------------------------
                                        Name: Robert J. Walner
                                             -------------------------
                                        Title: Senior Vice President
                                               and General Counsel
                                              ------------------------


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                 SCHEDULE IV B(III) TO STOCK PURCHASE AGREEMENT



    Name of Employee                                Amount of      Amount of
    ----------------                                ---------      ---------
    Benefit Plan                                    Auth. Shares   Outst. Shares
    ------------                                    ------------   -------------

1.  Grubb & Ellis and Axiom  401(k) PLUS               250,000     114,238

2.  1990 Amended & Restated Stock Option Plan,
    as amended                                       1,500,000*     26,240

3.  Employee New Stock Purchase Plan                   107,170      71,179

Other Plans Which Are Not Employee Benefit Plans
------------------------------------------------

4.  1993 Outside Director's Stock Option Plan           50,000**         0

5.  60,000 Stock Appreciation Rights Held by
    Alvin L. Swanson, Jr.                               40,000           0


* Options for 1,411,600 shares have been issued.

** Options for 30,000 shares have been issued.


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